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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (Unaudited)

                                                                          NINE MONTHS ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1994           1993
                                                                       --------       --------
Earnings:
  Income before taxes and equity in net income (loss) of
     affiliates......................................................  $319,116       $225,119
  Add:
     Interest expense................................................    80,210         25,249
     Amortization of debt expense....................................       651            206
     Amortization of capitalized interest............................       858          1,064
     Interest component of rent expense..............................    19,350         12,555
                                                                       --------       --------
  Earnings...........................................................  $420,185       $264,193
                                                                       ========       ========
Fixed charges:
  Interest expense...................................................  $ 80,210       $ 25,249
  Amortization of debt expense.......................................       651            206
  Capitalized interest...............................................       188            181
  Interest component of rent expense.................................    19,350         12,555
                                                                       --------       --------
  Fixed charges......................................................  $100,399       $ 38,191
                                                                       ========       ========
Ratio of earnings to fixed charges...................................     4.19x          6.92x
                                                                       ========       ========
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